Exhibit 1.2
Pricing Agreement
Citigroup Global Markets Inc.
388 Greenwich Street, 36th Floor
New York, NY 10013
Deutsche Bank Securities Inc.
60 Wall Street, 3rd Floor
New York, NY 10005
As Underwriters
January 26, 2010
Dear Sirs:
     The Republic of Hungary (the “Republic”) proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated January 26, 2010 (the “Underwriting Agreement”), to issue and sell to Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. (the “Underwriters”) the Securities specified in Schedule II hereto (the “Designated Securities”). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Preliminary Prospectus, Final Prospectus and Base Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Preliminary Prospectus, Final Prospectus and Base Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Preliminary Prospectus, Final Prospectus and Base Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Underwriters herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.
     An amendment to the Registration Statement, or a supplement to the Preliminary Prospectus, Final Prospectus and Base Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.
     Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Republic agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Republic, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

     Set forth in Schedule III hereto is a complete list of Issuer Free Writing Prospectuses used in connection with offers relating to the Designated Securities.
     Set forth in Schedule IV hereto is a complete list of Supplemental Issuer Information used in connection with offers relating to the Designated Securities.
     Set forth in Schedule V hereto are the addresses of the Underwriters for notices pursuant to this Pricing Agreement and the Underwriting Agreement.
     If the foregoing is in accordance with your understanding, please sign and return to us five counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Republic.

Very truly yours, THE REPUBLIC OF HUNGARY Represented by its Minister of Finance
By:	/s/ Ferenc Szarvas
	Name:	Ferenc Szarvas
	Title:	Chief Executive Officer of the Government Debt Management Agency Pte Ltd. of the Republic of Hungary as attorney for the Republic of Hungary represented by its Minister of Finance

Accepted as of the date hereof: Citigroup Global Markets Inc.
By:	/s/ Brian D. Bednarski
	Name:	Brian D. Bednarski
	Title:	Managing Director

Accepted as of the date hereof: Deutsche Bank Securities Inc.
By:	/s/ Jacob Gearhart
	Name:	Jacob Gearhart
	Title:	Director, Debt Syndicate Deutsche Bank Securities Inc.

By:	/s/ Jeanmarie Genirs
	Name:	Jeanmarie Genirs
	Title:	Managing Director, Debt Syndicate Deutsche Bank Securities Inc.

SCHEDULE I

	Principal Amount of
	Designated
	Securities to be
Underwriter	Purchased
Citigroup Global Markets Inc.	US$	1,000,000,000

Deutsche Bank Securities Inc.	US$	1,000,000,000

Total	US$	2,000,000,000

SCHEDULE II
6.250% Notes due January 29, 2020

Issuer:	The Republic of Hungary

Security:	6.250% Notes due January 29, 2020

Size:	US$2,000,000,000

Maturity Date:	January 29, 2020

Coupon:	6.250%

Interest Payment Dates:	Semi-annual on July 29 and January 29 in each year commencing July 29, 2010

Price to Public:	99.86%

Benchmark Treasury:	UST 3.375% due November 15, 2019

Benchmark Treasury Yield:	3.619%

Spread to Benchmark Treasury:	+265 bp

Yield:	6.269%

Expected Settlement Date (T+3):	January 29, 2010

CUSIP:	445545 AD8

Anticipated Ratings:	Baa1 by Moody’s Investors Service, Inc.
BBB- by Standard & Poor’s Ratings Services
BBB by Fitch Ratings, Ltd.

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.

SCHEDULE III
Issuer Free Writing Prospectuses
None.

SCHEDULE IV
Supplemental Issuer Information
Republic of Hungary Investor Roadshow (January 2010)

SCHEDULE V
Addresses for Notices
Deutsche Bank Securities Inc.
60 Wall Street, 3rd Floor
New York, NY 10005
Attention: Debt Capital Markets — Syndicate Desk
Citigroup Global Markets Inc.
388 Greenwich Street, 36th Floor
New York, NY 10013
Attention: General Counsel
Fax: 212-816-7912